EX—FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

North Haven Private Income Fund LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$63,269,192	(1)	0.01102%	-
Fees Previously Paid				$6,972.26	(2)
Total Transaction Valuation	$63,269,192
Total Fees Due for Filing				$6,972.26
Total Fees Previously Paid				$6,972.26
Total Fee Offsets				-
Net Fee Due				$0.00

(1) Calculated solely for purposes of determining the amount of the filing fee. The fee of $6,972.26 was paid in connection with the filing of the Schedule TO-I by North Haven Private Income Fund (File No. 005-93652) on February 9, 2023 (the “Schedule TO”).

(2) Calculated at $110.20 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		SC TO-I	005-93652	February 9, 2023		$6,972.26

Fee Offset Sources	North Haven Private Income Fund LLC	SC TO-I	005-93652		February 9, 2023		$6,972.26